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                                                                      Exhibit 23


                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration
Statements (Form S-8 Nos. 333-34789, 333-80449, 333-87491, and 333-91507)
pertaining to the 1997 Stock Incentive Plan of AMETEK, Inc., the 1999 Stock Incentive Plan of AMETEK, Inc., the AMETEK Retirement and Savings Plan and the AMETEK 401(K) Plan for Acquired Businesses, and to the AMETEK Inc. Deferred Compensation Plan, respectively, and in the related Prospectuses, of our report dated June 7, 2002, with respect to the financial statements of the AMETEK 401(K) Plan for Acquired Businesses included in this Annual Report (Form 11-K) for the year ended December 31, 2001.


                                                           /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
June 11, 2002